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                                                                       EXHIBIT K

    First Amendment to Voting Agreement, dated as of September 13, 2000, by and between TMCT Ventures, L.P., a Delaware limited partnership and
                               Michael G. Rubin.


                               FIRST AMENDMENT TO
                                VOTING AGREEMENT

      THIS FIRST AMENDMENT TO VOTING AGREEMENT (the "Amendment") is made as of September 13, 2000 by and between TMCT Ventures, L.P., a Delaware limited partnership ("TMCT"), and Michael G. Rubin (the "Principal Stockholder").

      WHEREAS, TMCT and the Principal Stockholder entered into a certain Voting Agreement (the "Voting Agreement"), as of May 1, 2000, whereby, among other things, the parties agreed to a certain composition of the Board of Directors of Global Sports, Inc. (the "Company"), and

      WHEREAS, on the date hereof, the Company has entered into a Stock and Warrant Purchase Agreement with QVC, Inc., Comcast Corporation and/or their respective designees (the "Investors"), whereby the Investors have agreed to purchase (the "Investment") (i) certain shares of the Company's common stock, par value $.01 per share (the "Common Stock"), and (ii) certain warrants to purchase shares of the Company's Common Stock; and

      WHEREAS, as a condition to the Investment in the Company, the Investors have required that TMCT and the Principal Stockholder amend the Voting Agreement to change the composition of the Company's Board of Directors; and

      WHEREAS, the parties have agreed to make certain additional amendments to the Voting Agreement as set forth herein.

      NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

      1.  Amendments.  For good and valuable consideration, the sufficiency and
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receipt of which is hereby acknowledged, the Voting Agreement is amended as follows:

     (a) The last two (2) sentences of Section 2.2 are hereby amended to read in their entirety:

               "Such proxy shall operate to revoke and render void any prior proxy as to the shares heretofore granted by such Principal Stockholder which is inconsistent herewith. Such proxy shall terminate upon TMCT no longer having the right to appoint a member to the Company's Board of Directors as pursuant to
Section 3.1 hereof."
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     (b)  The first sentence of Section 3.1 of the Voting Agreement is hereby amended to read in its entirety:

               "The parties hereto intend that the Board of Directors of the Company shall consist of nine (9) members."

     (c)  Section 6 is hereby amended to read in its entirety:

               "6.  No Transfer of Capital Stock.  The Principal Stockholder
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hereby agrees that during the period ending six (6) months after the date hereof, such Principal Stockholder shall not sell, transfer or pledge his Capital Stock to another Person or otherwise engage in any act which would decrease the Principal Stockholder's percentage of Common Stock ownership on the date hereof ("Dispose"), except if such sale, transfer or pledge is (i) consummated in accordance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) is consummated pursuant to a registered offering under the Securities Act. In addition, the Principal Stockholder shall not Dispose of more than an aggregate of 1,000,000 shares of the Capital Stock currently owned by the Principal Stockholder, unless all transferees of shares of Capital Stock in excess of the aggregate 1,000,000 shares, to the extent of such excess, shall agree in writing to be bound by the provisions of this Agreement."

     (d)  Section 7.7 is hereby amended and restated to read in its entirety:

     "7.7  Successors and Assigns.  The provisions hereof shall inure to the
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benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that this Agreement shall only be binding (a) upon a transferee of shares of Capital Stock of TMCT if such transferee is an affiliate of TMCT, and (b) upon a transferee of shares of Capital Stock of the Principal Stockholder to the extent such transferee is required to become bound by the provisions of this Agreement."

     (e) The last two (2) sentences of the form of Irrevocable Proxy set forth on Exhibit A are hereby amended to read in their entirety:

     "This Proxy shall operate to revoke and render void any prior proxy as to the shares of Common Stock and voting securities heretofore granted by the undersigned which is not inconsistent herewith. This Proxy shall terminate in accordance with Section 2.2 of the Voting Agreement."

     2.     Miscellaneous Provisions. Except as specifically amended herein, the
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Voting Agreement shall remain in full force and effect in accordance with its terms. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. This Amendment shall be governed in all respects by Delaware law without regard to conflict of law principles.

                              (****************)
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     IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.


                                             TMCT VENTURES, L.P.

                                             By:  Rustic Canyon Partners LLC
                                                  Its General Partner


                                             By:  /s/ Mark Menell
                                                --------------------------------
                                                Name:  Mark Menell
                                                Title: Member



                                             /s/ Michael G. Rubin
                                             -----------------------------------
                                             Michael G. Rubin



                     SIGNATURE PAGE TO FIRST AMENDMENT TO
                               VOTING AGREEMENT